PRESS RELEASE


FOR IMMEDIATE RELEASE
CONTACT:  RICK LAND/FRANK NEWTON
          870-698-2300


              DENTAL COMPANY ANNOUNCES "GOING PRIVATE" TRANSACTION

      Batesville, AR, April 16, 1999 (AMEX--PRO). Professional Dental Technologies, Inc., today announced its intention to put to the vote of its shareholders of record of April 30, 1999, a proposed amendment to the Company's Certificate of Incorporation that will reduce the number of authorized shares of Common Stock of the Company to 3,000 shares and increase the par value of each share to $100 by affecting a reverse split of the Common Stock, par value $.01. The Board of Directors proposes a reverse split of the Common Stock in the ratio of 10,000 shares of "Old (pre-split) Common Stock" to 1 share of "New (post-split) Common Stock"; the par value of the New Common Stock would be adjusted to $100 per share.

      Any fractional shares of Common Stock resulting from the reverse stock split will be purchased from the holders thereof at the rate of $6,500 per whole share of New Common Stock.

      As a result of the proposed transaction, the Company anticipates that the number of record shareholders will be reduced from 947 to less than 50, thereby terminating the Company's obligation to file periodic reports with the Securities and Exchange Commission. The Company intends to terminate the registration of the New Common Stock with the SEC immediately upon consummation of the transaction. The stock will also undergo a de-listing with the American Stock Exchange, and trading will be suspended upon the effective date of the amendment.

      A special meeting of the stockholders of the Company to consider and vote upon the proposed amendment will be announced at a later date. The meeting will be held at the Company's facility in Batesville.

      The Company anticipates filing preliminary disclosure statements with the SEC within the next week which will be available for review at the Commission's website.

      Professional Dental Technologies, Inc., is principally engaged in the business of designing, manufacturing, and selling products to dental professionals, which are used for the diagnosis, treatment, and prevention of periodontal and other dental diseases.